Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

FOURTH QUARTER 2020 RESULTS

BOSTON, MA (2/17/21) -- The Boston Beer Company, Inc. (NYSE: SAM) reported fourth quarter 2020 net revenue of $460.9 million, an increase of $159.6 million or 53.0% from the fourth quarter of 2019, mainly due to an increase in shipments of 54.0%. Net income for the fourth quarter was $32.8 million, or $2.64 per diluted share, an increase of $19.1 million or $1.52 per diluted share, or 135.7%, from the fourth quarter of 2019.  This increase was primarily due to increased net revenue, partially offset by lower gross margins and increases in operating expenses.

Earnings per diluted share for the 52-week period ended December 26, 2020 were $15.53, an increase of $6.37, or 69.6%, from the comparable 52-week period in 2019.  Net revenue for the 52-week period ended December 26, 2020 was $1.74 billion, an increase of $486.6 million, or 38.9%, from the comparable 52-week period in 2019.

In the fourth quarter and the 52-week period ended December 26, 2020, the Company recorded a tax benefit of $0.08 per diluted share and $0.85 per diluted share, respectively, resulting from the Accounting Standard "Employee Share-Based Payment Accounting" ("ASU 2016-09").

Highlights of this release include:

•	Depletions increased 26% and 37% from the 13- and 52-week comparable periods in the prior year.
•	Shipments increased 54.0% and 38.8% from the 13- and 52-week comparable periods in the prior year.
•

Gross margin was 46.9% for the fourth quarter, a decrease from 47.4% in the comparable 13-week period in 2019, and 46.9% for the 52-week period ending December 26, 2020, a decrease from 49.1% in the comparable 52-week period in 2019.

•

Advertising, promotional and selling expenses increased by $48.1 million, or 51.6%, in the fourth quarter over the comparable period in 2019 and increased $92.0 million, or 25.9%, over the comparable 52-week period in 2019.

•	Full-year 2021 depletions and shipment growth continues to be estimated at between 35% and 45%.
•	Based on current spending and investment plans, full-year 2021 Non-GAAP earnings per diluted share[1], which excludes the impact of ASU 2016-09, are now estimated at between $20.00 and $24.00.

Jim Koch, Chairman and Founder of the Company, commented, “As the COVID-19 pandemic slowly winds down, our primary focus continues to be on operating our breweries and our business safely and working hard to meet customer demand.  I am very proud of the passion, creativity and commitment to community that our company has demonstrated during this pandemic.  We are thankful to our outstanding coworkers for their focus and diligence and our distributors, retailers and drinkers, all of whom helped the Company to achieve double digit volume growth for the eleventh consecutive quarter. We achieved depletions growth of 26% in the fourth quarter and 37% for the full year. We remain positive about the future growth of our diversified brand portfolio and we believe that our depletions growth is attributable to our key innovations, the quality of our products and our strong brands.  We see significant distribution and volume growth opportunities in 2021 for our Truly, Twisted Tea and Dogfish Head brands, which remain our top priorities for 2021. Early in 2021, we launched Truly Iced Tea Hard Seltzer which combines refreshing hard seltzer with real brewed tea and fruit flavor. The launch has been well received by distributors, retailers and drinkers, but it is too early to tell if it will be successful.  We are working hard to further develop our brand support and messaging for our Samuel Adams and Angry Orchard brands to position them for long-term sustainable growth, in the face of the difficult on-premise environment. We are excited about the response to the introduction in early 2021 of several new beers, Samuel Adams Wicked Hazy, Samuel Adams Wicked Easy and Samuel Adams Just the Haze, our first non-alcoholic beer, as well as the positive reaction to our Samuel Adams ‘Your Cousin from Boston’ advertising campaign.  We are confident in our ability to innovate and build strong brands that complement our current portfolio and help support our mission of long-term profitable growth.”

Dave Burwick, the Company’s President and CEO, stated, “Our depletions growth in the fourth quarter was the result of increases in our Truly Hard Seltzer and Twisted Tea brands, partly offset by decreases in our Samuel Adams, Angry Orchard and Dogfish Head brands.  The growth of the Truly brand, led by Truly Lemonade Hard Seltzer, continues to be very strong and well ahead of hard seltzer category growth.  Truly Lemonade was the most incremental new product in the entire beer industry in measured off-premise channels in 2020.  The Truly brand overall generated triple-digit volume growth in 2020 and grew its velocity and its market share sequentially despite other national, regional and local hard seltzer brands entering the category.  In 2020, Truly increased its market share in measured off-premise channels from 22 points to 26 points and was the only national hard seltzer, not introduced in 2020, to grow share. There remain many opportunities to expand package, channel and geographic distribution and we expect the Truly brand to continue to lead the growth of the business as it has come to stand for a great-tasting, refreshing, pure-play hard seltzer brand.  In early 2021, we launched Truly Iced Tea Hard Seltzer and, while it’s still in the early stages, we’re encouraged by the support our wholesalers have provided, the trial we are generating as a result of the brand’s established equity, and the social media response from consumers. We will continue to invest heavily in the broader Truly brand and work to improve our position in the hard seltzer category, as competition continues to increase. Our Twisted Tea brand has benefited greatly from increased at-home consumption and continues to generate accelerating double-digit volume growth, even as new entrants have been introduced and competition has increased.  Our Samuel Adams, Angry Orchard and Dogfish Head brands have been most negatively impacted by COVID-19 and the related on-premise closures.  For 2021, we plan to build upon our success and work to drive our brands to their full potential, with a particular focus on our Truly and Twisted Tea brands. We are expecting all of our brands to grow in 2021 and for the growth rate of our operating expenses to be below our top line growth rate, delivering leverage to our operating income.”

Mr. Burwick went on to say, “During the fourth quarter, as we increased our brand spend, we also made investments in our supply chain to ensure we are prepared for increased competitive activity in the hard seltzer category. We have invested to increase our can and automated variety pack capacity, but these capacity increases keep on getting eclipsed by our depletions growth, resulting in higher than expected usage of third-party breweries.  We will continue to take advantage of the fast-growing hard seltzer category and deliver against the increased demand through this combination of internal capacity increases and higher usage of third-party breweries, although meeting these higher volumes through increased usage of third-party breweries has a negative impact on our gross margins.  We have begun a comprehensive program to transform our supply chain with the goal of making our integrated supply chain more efficient, reduce costs, increase our flexibility to better react to mix changes, and allow us to scale up more efficiently.  We expect to complete this transformation over the next two to three years. While we anticipate the program to start delivering margin improvements in 2021, our gross margins and gross margin expectations will continue to be impacted negatively until the volume growth stabilizes. While we are in a very competitive business, we are optimistic

[1]	See “Outlook” below for additional information regarding non-GAAP forward-looking measures used in this press release.

for continued growth of our current brand portfolio and innovations and we remain prepared to forsake short-term earnings as we invest to sustain long-term profitable growth, in line with the opportunities that we see.”

COVID-19

The Company began seeing the impact of the COVID-19 pandemic on its business in early March 2020. The direct financial impact of the pandemic has primarily shown in significantly reduced keg demand from the on-premise channel and higher labor and safety-related costs at the Company’s breweries. In the 52-week period ended December 26, 2020, the Company recorded COVID-19 related pre-tax reductions in net revenue and increases in other costs that total $16.0 million, of which $1.8 million was recorded in the fourth quarter.  The total amount consists of a $3.3 million reduction in net revenue for estimated keg returns from distributors and retailers and $12.7 million of other COVID-19 related direct costs.  In addition to these direct financial impacts, COVID-19 related safety measures resulted in a reduction of brewery productivity. This has shifted more volume to third-party breweries, which increased production costs and negatively impacted gross margins. The Company will continue to assess and manage this situation and will provide a further update in each quarterly earnings release, to the extent that the effects of the COVID-19 pandemic are then known more clearly.

4th Quarter 2020 Summary of Results

Depletions increased 26% from the comparable 13-week period in 2019.

Shipment volume was approximately 1.94 million barrels, a 54.0% increase from the comparable 13-week period in 2019.

Shipments for the quarter increased at a higher rate than depletions and resulted in higher distributor inventory as of December 26, 2020, when compared to December 28, 2019. The Company believes distributor inventory as of December 26, 2020 averaged approximately 5 weeks on hand and was at an appropriate level, based on supply chain capacity constraints and wholesaler inventory requirements to support the forecasted growth.

Gross margin of 46.9% decreased from the 47.4% margin realized in the comparable 13-week period in 2019, primarily as a result of higher processing costs due to increased production at third party breweries, partially offset by cost saving initiatives at Company-owned breweries and price increases.

Advertising, promotional and selling expenses increased $48.1 million from the comparable 13-week period in 2019, primarily due to increased investments in media and production, increased salaries and benefits costs and increased freight to distributors because of higher volumes.

General and administrative expenses were flat from the comparable 13-week period in 2019, primarily due to non-recurring Dogfish Head transaction-related expenses of $2.1 million incurred in the comparable 13-week period in 2019, partially offset by increases in salaries and benefits costs.

Impairment of long-lived assets increased $1.0 million from the comparable 13-week period in 2019, primarily due to write-downs of brewery equipment at the Company’s breweries.

The Company’s effective tax rate for the 13-week period ended December 26, 2020 increased to 22.9% from 21.4% in the comparable 13-week period in 2019.

Full Year 2020 Summary of Results

Depletions increased 37% from the comparable 52-week period in 2019, reflecting increases in the Company’s Truly Hard Seltzer, Twisted Tea brands and the addition of the Dogfish Head brands that were only partially offset by decreases in the Samuel Adams and Angry Orchard brands.  Excluding the addition of the Dogfish Head brands beginning July 3, 2019, depletions increased 35%, from the 52-week comparable period.

Shipment volume was approximately 7.37 million barrels, a 38.8% increase from the comparable 52-week period in 2019.

Gross margin of 46.9% decreased from the 49.1% margin realized in the comparable 52-week period in 2019, primarily as a result of higher processing costs due to increased production at third party breweries and higher processing costs and finished goods keg inventory write-offs at Company-owned breweries, partially offset by cost saving initiatives at Company-owned breweries and price increases.

Advertising, promotional and selling expenses increased $92.0 million from the comparable 52-week period in 2019, primarily due to increased investments in media and production, higher salaries and benefits costs, the addition of Dogfish Head brand-related expenses beginning July 3, 2019, and increased freight to distributors due to higher volumes.

General and administrative expenses increased  $5.5 million from the comparable 52-week period in 2019, primarily due to increases in salaries and benefits costs and the addition of Dogfish Head general and administrative expenses beginning July 3, 2019, partially offset by the Dogfish Head transaction-related fees of $7.8 million incurred in the comparable 52-week period in 2019.

Impairment of long-lived assets increased $3.5 million from the comparable 52-week period in 2019, primarily due to write-downs of brewery equipment at the Company’s Breweries.

The Company’s effective tax rate for the 52-week period ended December 26, 2020 decreased to 21.4% from 23.8% in the comparable 52-week period in 2019.  This decrease was primarily due to a higher tax benefit from stock option activity recorded in accordance with ASU 2016-09.

The Company expects that its December 26, 2020 cash balance of $163.3 million, together with its future operating cash flows and its $150.0 million line of credit, will be sufficient to fund future cash requirements. The Company currently has no amounts outstanding on its line of credit.

During the 52-week period ended December 26, 2020 and the period from December 26, 2020 through February 12, 2021, the Company did not repurchase any shares of its Class A Common Stock.  As of February 12, 2021, the Company had approximately $90.3 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 6-week period ended February 6, 2021 are estimated by the Company to have increased approximately 53% from the comparable weeks in 2020.

2021 Outlook

The Company currently projects full year 2021 Non-GAAP earnings per diluted share of between $20.00 and $24.00.  This Non-GAAP projection excludes the impact of ASU 2016-09. The Company’s actual 2021 earnings per share could vary significantly from the current projection.  Underlying the Company’s current

2021 projection are the following full-year estimates and targets:

•	Depletions and shipments percentage increase between 35% and 45%.
•	National price increases of between 1% and 2%.
•	Gross margin of between 45% and 47%, a decrease from the previously communicated estimate of between 46% and 48%.
•

Increased investments in advertising, promotional and selling expenses of between $120 million and $140 million, a decrease from the previously communicated estimate of between $130 million and $150 million.  This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•

Non-GAAP effective tax rate of approximately 26.5%, excluding the impact of ASU 2016-09. This effective tax rate also excludes any potential future changes to current federal income tax rates and regulations.

•	Estimated capital spending of between $300 million and $400 million, which could be significantly higher, if deemed necessary to meet future growth.

Non-GAAP effective tax rate and Non-GAAP earnings per diluted share are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. The Company’s projection for its Non-GAAP effective tax rate and Non-GAAP earnings per diluted share exclude the impact of ASU 2016-09, which could be significant and will depend largely upon unpredictable future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these Non-GAAP measures on a forward-looking basis.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands.  Our portfolio of brands also includes Truly Hard Seltzer, Twisted Tea, Angry Orchard Hard Cider and Dogfish Head Brewery as well as other craft beer brands such as Angel City Brewery and Coney Island Brewing. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements.  It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 28, 2019 and December 26, 2020 and subsequent filings made prior to or after the date hereof.  Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, February 17, 2021

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	December 26,	December 28,	December 26,	December 28,
	2020 (13 weeks)	2019 (13 weeks)	2020 (52 weeks)	2019 (52 weeks)
Barrels sold	1,943	1,262	7,368	5,307
Revenue	$493,250	$320,215	$1,851,813	$1,329,108
Less excise taxes	32,313	18,915	115,381	79,284
Net revenue	460,937	301,300	1,736,432	1,249,824
Cost of goods sold	244,667	158,511	921,980	635,658
Gross profit	216,270	142,789	814,452	614,166
Operating expenses:
Advertising, promotional and selling expenses	141,318	93,241	447,568	355,613
General and administrative expenses	31,157	31,178	118,211	112,730
Impairment of assets	1,670	668	4,466	911
Total operating expenses	174,145	125,087	570,245	469,254
Operating income	42,125	17,702	244,207	144,912
Other income (expense), net:
Interest (expense) income, net	(30)	175	(199)	647
Other income (expense), net	444	(371)	222	(1,189)
Total other income (expense), net	414	(196)	23	(542)
Income before income tax provision	42,539	17,506	244,230	144,370
Income tax provision	9,722	3,744	52,270	34,329
Net income	$32,817	$13,762	$191,960	$110,041

Net income per common share - basic	$2.68	$1.13	$15.73	$9.26
Net income per common share - diluted	$2.64	$1.12	$15.53	$9.16

Weighted-average number of common shares - Class A basic	9,947	9,242	9,734	8,908
Weighted-average number of common shares - Class B basic	2,232	2,794	2,396	2,873
Weighted-average number of common shares - diluted	12,355	12,170	12,283	11,908

Net income	$32,817	$13,762	$191,960	$110,041
Other comprehensive income (loss), net of tax:
Currency translation adjustment	35	4	25	47
Defined benefit plans liability adjustment	275	(519)	1,392	(519)
Total other comprehensive income (loss), net of tax:	310	(515)	1,417	(472)
Comprehensive income	$33,127	$13,247	$193,377	$109,569

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	December 26,	December 28,
	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$163,282	$36,670
Accounts receivable	78,358	54,404
Inventories	130,910	106,038
Prepaid expenses and other current assets	30,230	12,077
Income tax receivable	10,393	9,459
Total current assets	413,173	218,648

Property, plant and equipment, net	623,083	541,068
Operating right-of-use assets	58,483	53,758
Goodwill	112,529	112,529
Intangible assets	103,930	104,272
Other assets	67,627	23,782
Total assets	$1,378,825	$1,054,057

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$121,647	$76,374
Accrued expenses and other current liabilities	129,544	99,107
Current operating lease liabilities	8,232	5,168
Total current liabilities	259,423	180,649
Deferred income taxes	92,665	75,010
Non-current operating lease liabilities	59,171	53,940
Other liabilities	10,599	8,822
Total liabilities	421,858	318,421
Commitments and Contingencies
Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 10,004,681 and 9,370,526 shares issued and outstanding as of December 26, 2020 and December 28, 2019, respectively	100	94
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 2,177,983 and 2,672,983 shares issued and outstanding as of December 26, 2020 and December 28, 2019, respectively	22	27
Additional paid-in capital	599,737	571,784
Accumulated other comprehensive loss, net of tax	(252)	(1,669)
Retained earnings	357,360	165,400
Total stockholders' equity	956,967	735,636
Total liabilities and stockholders' equity	$1,378,825	$1,054,057

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Year Ended
	December 26,	December 28,
	2020	2019
Cash flows provided by operating activities:
Net income	$191,960	$110,041
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,657	56,271
Impairment of assets	4,466	911
(Gain) loss on disposal of property, plant and equipment	(639)	871
Change in ROU assets	7,355	4,207
Bad debt expense	488	45
Stock-based compensation expense	15,282	12,337
Deferred income taxes	17,655	7,404
Changes in operating assets and liabilities:
Accounts receivable	(24,014)	(12,260)
Inventories	(24,463)	(24,932)
Prepaid expenses, income tax receivable and other current assets	(19,411)	(1,530)
Other assets	(44,322)	(12,332)
Accounts payable	40,771	21,417
Accrued expenses and other current liabilities	24,469	18,618
Change in operating lease liability	(3,786)	(3,277)
Other liabilities	1,939	451
Net cash provided by operating activities	253,407	178,242
Cash flows used in investing activities:
Purchases of property, plant and equipment	(139,996)	(93,233)
Proceeds from sale of property, plant and equipment	487	165
Investment in Dogfish Head, net of cash acquired	—	(165,517)
Other investing activities	392	(244)
Net cash used in investing activities	(139,117)	(258,829)
Cash flows provided by financing activities:
Proceeds from exercise of stock options and sale of investment shares	15,274	9,236
Net cash paid on note payable and finance leases	(1,260)	(378)
Cash borrowed on line of credit	100,000	97,000
Cash paid on line of credit	(100,000)	(97,000)
Payment of tax withholdings on stock-based payment awards and investment shares	(1,692)	—
Net cash provided by financing activities	12,322	8,858
Change in cash and cash equivalents	126,612	(71,729)
Cash and cash equivalents at beginning of year	36,670	108,399
Cash and cash equivalents at end of period	$163,282	$36,670